Exhibit 10.5

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this Document because it is both not material and is the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of February 7, 2025 (the “Effective Date”), by and among:

a.	Hefei Tianhui Biotech Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China with its registered address at No. 199 Fanhua Road Hefei Economic & Technological Development Area, Hefei, Anhui, PRC (“HTIT Biotech”);

b.	Technowl Limited, a private company limited by shares incorporated under the laws of Hong Kong with company number 3336333 and its registered office at Room 1002, 10/F, Carnival Commercial Building, 18 Java Road, North Point, Hong Kong (“HTIT Sub”);

(HTIT Biotech and HTIT Sub, individually and collectively, the “Licensor”)

c.	Oramed NewCo, Inc., a company incorporated and existing under the laws of the State of Nevada with Nevada Business Identification Number NV20243151449 and its registered office at 716 N. Carson St. #B, Carson City, NV 89701 (c/o Capitol Corporate Services, Inc.) (the “Licensee”).

Each of the parties above items (a) through (c) shall be referred to herein as a “Party” and together as the “Parties”.

WHEREAS, HTIT Biotech, HTIT Sub, Oramed Pharmaceuticals Inc., and Oramed Ltd. entered into a Joint Venture Agreement dated as of January 22, 2024, as amended and supplemented by that certain Ancillary Agreement Completion Protocol and Supplemental Agreement dated as of February 7, 2025, for the purpose of forming a joint venture company relating to the funding, development, production, marketing, and distribution of the Products all as described in greater detail therein (the “Joint Venture Agreement”), pursuant to which such entities formed the Licensee as a joint venture company and made certain capital contributions in cash or in kind in each case in accordance with the Joint Venture Agreement in exchange for additional Shares in the Licensee at the Initial Closing (as such terms are defined in the Joint Venture Agreement, as amended and supplemented); and

WHEREAS, the Licensor directly or indirectly owns or controls rights in certain technology relating to the Licensed Product (as defined hereunder); and

WHEREAS, the Licensee wishes to obtain a license with respect to the Licensed Technology, in order to conduct development, obtain regulatory approval for and commercialize the Licensed Product in the Territory (as such terms are defined herein), and the Licensor wishes to grant the Licensee such a license with respect to the Licensed Technology in the Territory, all in accordance with the terms and conditions of this Agreement and the Joint Venture Agreement;

WHEREAS, this Agreement is one of the closing deliverables as set forth under the Joint Venture Agreement, as amended and supplemented;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Definitions. Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below. Any other capitalized terms in this Agreement shall have the definitions given in the Joint Venture Agreement.

(a) “Affiliate” shall have the meaning given to it in the Joint Venture Agreement. For the purposes of this Agreement, HTIT Sub shall be deemed as an Affiliate of HTIT Biotech, and verse versa; and the Licensee shall not be deemed as an Affiliate of the Licensor.

(b) “Applicable Law” shall mean any applicable federal, state, national, provincial, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body.

(c) “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in the PRC, Hong Kong, the State of Nevada, the USA or the State of Israel are required or authorized by Applicable Law to be closed at any time between 9:00 a.m. and 5:00 p.m. in the time zone of the relevant jurisdiction.

(d) “Governmental Authority” shall mean any central, state, federal, city, municipal, foreign or local governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), any authority, body or other organization exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and any official of any of the foregoing in any jurisdiction in the world.

(e) “Greater China” shall mean the mainland of the People’s Republic of China, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

(f) “Infringement” shall have the meaning given in Section 7.1(a).

(g) “Initial Closing” and “Initial Closing Date” shall have the meaning given to them in the Joint Venture Agreement, as amended and supplemented.

(h) “Joint New Developments” shall have the meaning given in Section 2.4.

(i) “Joint Venture Agreement” shall have the meaning given in the recital of this Agreement.

(j) “Know-how” shall mean confidential and proprietary information and all rights therein, including trade secrets, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, data, databases, data compilations and collections, specifications, records, tools, methods, processes, formulae, formulation, techniques.

(k) “License” shall mean the license granted pursuant to the terms of Section 4.1.

(l) “Licensed Know-how” shall mean all confidential and proprietary data, information, Know-how and results relating to or necessary for the development of the Licensed Product that is owned or controlled by the Licensor, its Affiliates or anyone on their behalf, as of the Initial Closing Date, if any, or during the term of this Agreement. For the avoidance of doubt, the Licensed Know-how does not include any data, information, Know-how or results exclusively relating to the manufacturing technology of the Licensed Product. Any Licensor New Developments and the Licensor’s interest in Joint New Developments (as applicable) shall be deemed Licensed Know-how hereunder to the extent that they are not relating to the manufacturing technology of the Licensed Product.

(m) “Licensed Patent Rights” shall mean all Patent Rights owned or controlled by Licensor or its Affiliates as of the Initial Closing Date or during the term of this Agreement, which claim, and only to the extent they so claim, the Licensed Product (including, without limitation its composition and use), including without limitation the Patent Rights listed in Exhibit 1 attached hereto, which shall be updated from time to time to include any new Patent Rights owned or controlled by Licensor or its Affiliates only to the extent they so claim, the Licensed Product in the Territory filed in accordance with Section 3.1(a), as well as their foreign counterparts, continuations-in-part, divisions, reissues, re-examinations, and renewals thereof, all patents issuing thereon, and all extensions or restorations of the same (whether by existing or future extension or restoration mechanisms, including without limitation supplementary protection certificates). For the avoidance of doubt, the Licensed Patent Rights do not include any Patent Rights that exclusively relate to the manufacturing technology of the Licensed Product. Any Licensor New Developments and the Licensor’s interest in Joint New Developments (as applicable) shall be deemed Licensed Patent Rights hereunder to the extent that they are not relating to the manufacturing technology of the Licensed Product.

(n) “Licensed Product” shall mean the product known as HT01B, an oral semaglutide in soft capsule dosage form, which is controlled by the Licensor as of the Initial Closing Date.

(o) “Licensed Technology” shall mean the Licensed Patent Rights and the Licensed Know-how.

(p) “Licensee” shall have the meaning given in the preamble of this Agreement.

(q) “Licensee Confidential Information” shall have the meaning given in Section 6.1(b).

(r) “Licensee New Developments” shall have the meaning given in Section 2.2.

(s) “Licensor” shall have the meaning given in the preamble of this Agreement.

(t) “Licensor Confidential Information” shall have the meaning given in Section 6.1(a).

(u) “Licensor New Developments” shall have the meaning given in Section 2.3.

(v) “Party” and “Parties” shall have the meaning given in the preamble of this Agreement.

(w) “Patent Counsel” shall have the meaning given in Section 3.1(b)(ii).

(x) “Patent Rights” shall mean any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, continuations, continuations-in-part, divisions, substitutions, reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

(y) “Research Information” shall have the meaning given in Section 5.1.

(z) “Subcontractor” shall mean a person or entity engaged by the Licensee to perform research, development, or commercialization of the Licensed Product on behalf of the Licensee.

(aa) “Sublicense” shall mean any right granted, license given, or agreement entered into, by the Licensee to or with any other person or entity other than a Subcontractor, under or with respect to or permitting any use of any of the Licensed Technology (or any part thereof) or otherwise permitting the development, marketing, distribution and/or sale of Licensed Product under the license granted by the Licensor to the Licensee pursuant to Section 4.1.

(bb) “Sublicensee” shall mean a person or entity granted a Sublicense in accordance with Section 4.2.

(cc) “Territory” shall mean all countries and territories outside of Greater China.

(dd) “Third Party” shall mean any party other than the Parties and their Affiliates.

ARTICLE 2.
TITLE TO LICENSED TECHNOLOGY AND NEW DEVELOPMENTS

Section 2.1 Title. Subject to the License granted to the Licensee pursuant to Section 4 below, all rights, title, and interest in and to the Licensed Technology are and shall be owned solely by the Licensor and/or its Affiliates.

Section 2.2 Licensee New Developments. As between the Parties, any inventions developed, made, invented or created solely by the Licensee as a result of the exercise of the License that relate directly to the Licensed Product (including but not limited to any improvement of the performance or efficacy of the Licensed Product, a reduction of any side effects, drug interactions or other adverse effects of the Licensed Product) and all intellectual property rights therein (all of the foregoing, “Licensee New Developments”) shall be the sole property of the Licensee. The Licensee hereby grants to the Licensor an exclusive (even excluding the Licensee), royalty-free, fully-paid, perpetual and irrevocable license under the Licensee New Developments, with the right to grant sublicenses through multiple tiers, to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, export, import or otherwise commercialize any products with respect to the Licensee New Developments in Greater China, whether during or after the term of this Agreement. For clarity, Licensee shall have the sole right to engage in matters relating to Patent Rights in respect of Licensee New Developments in the Territory and Licensor shall have the sole right to engage in matters relating to Patent Rights in respect of Licensee New Developments in Greater China, provided that any Party, before registering and prosecuting any Patent Rights for any inventions or Know-how contained in the Licensee New Developments, shall first consult with and seek the approval from the other Parties, such approval not to be unreasonably withheld. The Licensee shall disclose and make available to each Licensor any Licensee New Developments once available. As soon as possible after receiving the written request of the Licensor, the Licensee shall negotiate with the Licensor in good faith to promptly enter into a customary exclusive license agreement with the Licensor based on the terms and conditions set forth under this Section 2.2 to enable the Licensor to fully exercise its rights in the relevant jurisdictions in Greater China, whether during or after the term of this Agreement.

Section 2.3 Licensor New Developments. As between the Parties, any inventions developed, made, invented or created solely by the Licensor or its Affiliates that directly relate to the Licensed Product (including but not limited to any improvement of the performance or efficacy of the Licensed Product, a reduction of any side effects, drug interactions or other adverse effects of the Licensed Product) and all intellectual property rights therein (all of the foregoing, “Licensor New Developments”) shall be the sole property of the Licensor. For clarity, (i) the Licensor shall have the sole right to engage in matters relating to Patent Rights in respect of Licensor New Developments, whether during or after the term of this Agreement, and (ii) any Licensor New Developments shall be deemed Licensed Patent Rights or Licensed Know-how hereunder, as applicable, to the extent that they are not relating to the manufacturing technology of the Licensed Product.

Section 2.4 Joint New Developments. As between the Parties, any inventions developed, made, invented or created jointly by the Parties that relate directly to the Licensed Product (including but not limited to any improvement of the performance or efficacy of the Licensed Product, a reduction of any side effects, drug interactions or other adverse effects of the Licensed Product) and all intellectual property rights therein (all of the foregoing, “Joint New Developments”) shall be jointly owned by the Parties. The Licensee’s ownership interest in such Joint New Developments shall be licensed to the Licensor on the same terms and conditions set forth in Section 2.2 above, and Licensor’s interest in Joint New Developments shall be deemed Licensed Patent Rights or Licensed Know-how hereunder, as applicable.

ARTICLE 3.
PATENT FILING, PROSECUTION AND MAINTENANCE

Section 3.1 Prosecution and Maintenance. During the term of this Agreement, the Licensee shall have the first right to prepare, file, prosecute and maintain any Licensed Patent Rights in the Territory, at the Licensee’s expense and subject to the conditions specified in items (a) through (f) below, provided always that the Licensee shall, before taking any relevant action, first consult with the Licensor regarding the preparation, filing and prosecution of any new patent applications within Licensed Patent Rights and the maintenance of all patents within Licensed Patent Rights in the Territory, including without limitation, the drafting, timing, and jurisdictions of the filing of such patent applications and their prosecution, and other details and overall strategy pertaining to the procurement and maintenance thereof:

(a) All of the Licensed Patent Rights shall continue to be filed for and granted in the name of the Licensor (or, at the election of the Licensor, an Affiliate of the Licensor). Each new patent application and registration relating to the Licensed Patent Rights shall also be registered in the name of the Licensor and shall automatically form part of the Licensed Patent Rights hereunder;

(b) The Licensee shall only make patent prosecution decisions relating to Licensed Patent Rights (such as the filing of continuation and divisional applications, abandoning an application, changing claims in the course of prosecution or contentious proceedings, electing invention, and presenting arguments in the course of prosecution of contentious proceedings) and file new patent applications within Licensed Patent Rights after the Licensor has reviewed, commented and approved in writing such proposed actions and filings (including without limitation the text of such proposed applications) in accordance with the following procedures:

(i) The Licensee shall provide to the Licensor as early as practicable full details, including without limitation the proposed text, of any such proposed patent prosecution decision or patent application, and in any event at least 30 days prior to the proposed course of action where feasible to enable the Licensor to make a properly informed assessment of the Licensee’s proposed course of action. The Licensor shall provide its comments to the proposed course of action within 30 days of its receipt of the full details thereof from the Licensee. In the event that the Licensor fails to provide its comments within such time period, the Licensee may proceed to make and file such proposed decision or application.

(ii) The Licensee will file, prosecute, and maintain patents within Licensed Patent Rights as provided in this Agreement through a law or patent attorney firm selected by the Licensee and approved by the Licensor (“Patent Counsel”). In the course of providing comments as contemplated herein, if the Licensor expresses reasonable disagreement with the Licensee’s proposed course of action, and the Licensor and the Licensee are unable to reconcile their differences in an expeditious manner, the matter shall be resolved pursuant to the reasonable advice of another patent counsel which is jointly approved by and whose fees are shared by the Licensor and the Licensee.

(c) The Licensee shall be obligated to, and shall instruct the Patent Counsel to, promptly provide the Licensor with a copy of all documents generated or received by the Licensee and/or the Patent Counsel in connection with the prosecution and maintenance of patent applications and patents within Licensed Patent Rights, including briefs, office actions, examinations, and correspondence.

(d) The Licensor undertakes to cooperate in a timely manner with the Licensee’s reasonable efforts to register and prosecute the patents in the Territory in accordance with this Agreement, including by executing any documents at the request of the Licensee as may be properly required for such purpose.

(e) If the Licensee desires to not prosecute and maintain any Licensed Patent Rights in the Territory, then the Licensee shall provide reasonable prior written notice to the Licensor of such intention (which notice shall, to the extent reasonably possible, be given no later than sixty (60) days prior to the last deadline for any action that must be taken with respect to any such Licensed Patent Rights in the relevant patent office). In such case, upon the Licensor’s written election provided no later than thirty (30) days after such notice from the Licensee, Licensor may prosecute and maintain such Licensed Patent Rights in the Territory, by counsel selected by Licensor and with Licensor bearing all of the costs and expenses of such prosecution and maintenance.

(f) The Licensor shall have the sole right, but not the obligation, to prosecute and maintain all Licensed Technology and Licensor New Developments in Greater China at its sole cost and expense and by counsel of its own choice.

Section 3.2 Mutual Assistance. The Parties shall assist each other in all respects relating to the preparation of documents for the filing, prosecution and maintenance of any Licensed Patent Rights or any new patent applications relating to the Licensed Product (which for the avoidance of doubt exclude patent applications relating exclusively to manufacturing technology) forthwith upon the reasonable request of the other Party, including taking all appropriate action and taking all reasonable care (including not to make any inadvertent disclosure or inconsistent statements during prosecution) in order to extend the duration of the patent or obtain any other extension obtainable under law, to maximize the scope and coverage of the protection afforded by such patents. Both Parties shall negotiate promptly in good faith to agree on allocation of expenses incurred in accordance with this Section 3.2.

ARTICLE 4.
LICENSE GRANT AND LICENSED PRODUCT SUPPLY

Section 4.1 License. Subject to the terms and conditions set forth in this Agreement, each Licensor hereby grants to the Licensee an exclusive, royalty-free and non-transferable license under the Licensor’s rights in the Licensed Technology to develop, have developed, use, market, offer for sale, sell, have sold and import the Licensed Product in the Territory with effect from the Initial Closing Date during the term of this Agreement, provided that before engaging in any development activities using the Licensed Technology other than clinical trials (including without limitation, drug discovery, non-clinical research, preclinical research and developments) either by itself or by working with others, the Licensee shall consult with the Licensor in good faith on the development strategies and proposals; provided further that if the Licensee would like to engage in the development and/or commercialization of any combination products of the Licensed Product with any other products in the Territory, it shall consult with the Licensor in good faith and obtain prior written consent of the Licensor (not to be unreasonably withheld). For purposes of this Section 4.1, the term “exclusive” means that Licensor shall not have any right to grant such licenses or rights to any Third Party or engage in any of the foregoing in the Territory. The Licensee shall be entitled to subcontract certain of its obligations in relation to the research, development and/or commercialization of the Licensed Product under this Agreement to Subcontractors, provided that the Subcontractors shall always comply with the applicable terms of this Agreement, and the Licensee shall always be responsible for the compliance of the Subcontractors with this Agreement and shall be liable to the Licensor for any breach of this Agreement by Subcontractors. For clarity, the Licensee is not entitled to manufacture or have manufactured the Licensed Product or any components thereof, and the above subcontracting shall in no event include any manufacturing of the Licensed Product or any components thereof.

Section 4.2 Sublicense.

(a) Sublicense Grant. Subject to prior written approval by the Licensor, which shall not be unreasonably withheld, the Licensee shall be entitled to grant Sublicenses to Sublicensees that have been approved by the Licensor on terms and conditions in compliance and not inconsistent with the terms of this Agreement. Before engaging in substantial discussion with a potential Sublicensee, the Licensee shall make a written request to the Licensor in relation to the proposed Sublicense with details of the scope and terms of the Sublicense, full information, documentation and analysis on the Sublicensee's capabilities and qualifications from commercial, technical, regulatory, compliance and other perspectives based on the Licensee’s comprehensive due diligence efforts. The Licensor shall respond to the Licensee with its comments within fourteen (14) days upon receiving such details. Sublicensees shall have the right to grant Sublicenses as well, subject to the terms herein and the written consent of the Licensor (not to be unreasonably withheld).

(b) Sublicense Agreements. Sublicenses shall only be granted pursuant to written agreements. The Licensee shall furnish the Licensor with a fully executed copy of any such Sublicense agreement, promptly after its execution.

(c) Breach by Sublicensees. The Licensee shall always be responsible for the compliance of the Sublicensee with this Agreement and shall be liable to the Licensor for any breach of this Agreement by Sublicensees.

Section 4.3 Supply of Licensed Product. The Parties agree that they shall discuss in good faith with the other Parties on terms and conditions for the Licensor (or its designated Affiliate) to manufacture and supply the Licensed Product for the Licensee’s development and commercialization. The Licensor, directly or indirectly through its Affiliate, shall use its reasonable efforts to assist the Licensee in seeking alternative supply of the Licensed Product in the event of any supply shortage.

ARTICLE 5.
Delivery OF LICENSED TECHNOLOGY AND COLLABORATION

Section 5.1 Delivery of Licensed Technology. After the completion of the pre-clinical study of the Licensed Product by the Licensor, if the Licensee decides to commence the initial clinical trial for the Licensed Product in the Territory, upon receipt of the relevant written request by the Licensee, the Licensor shall promptly provide to the Licensee a package containing all research, non-clinical and pre-clinical data, and all other supporting data and Licensed Know-how, including laboratory notes and other pharmacology, toxicology, chemistry and biology data (collectively, “Research Information”) that are in the Licensor’s possession or control and to the extent such Research Information is related to the Licensed Technology, in the language and form in which such Research Information exists (whether electronic or paper). The Licensee acknowledges that some or all of the Research Information may be provided in the Chinese language only. If the Licensor and/or its Affiliates needs to provide the Licensee with any Research Information which contains personal data or other data subject to any regulatory approval, filing or registration requirements under the Applicable Law, before the Licensor and/or its Affiliates provides such Research Information to the Licensee, the Parties shall enter into a customary written agreement with respect to the collection, storage, transfer, processing and use of such data by the Parties and their Affiliates and coordinate with the other Parties to secure such requisite regulatory approval, filing or registration, if any, according to the Applicable Law.

Section 5.2 Collaboration. The Parties shall agree on all aspects of and responsibilities for pharmacovigilance for the Licensed Product in a separate Safety Data Exchange Agreement to be entered into before the commercialization of the Licensed Product in any jurisdiction in the Territory.

ARTICLE 6.
CONFIDENTIAL INFORMATION

Section 6.1 Confidentiality.

(a) Licensor Confidential Information. The Licensee agrees that, without the prior written consent of the Licensor, in each case, it will keep confidential, and not disclose or use the Licensor Confidential Information (as defined below) other than for the purposes of exercising its rights or performing its obligations under this Agreement. The Licensee shall treat such Licensor Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. The Licensee may disclose the Licensor Confidential Information only (a) to employees, advisors, consultants, Subcontractors or Sublicensees of the Licensee who have a “need to know” such information in order to enable the Licensee to exercise their rights or fulfill their obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement, and (b) to actual or potential business partners, collaborators, contractors, service providers and consultants, on a need-to-know basis, provided, in each case, that such recipient of the Licensor Confidential Information enters into a legally binding agreement with the Licensee which imposes confidentiality and non-use obligations with respect to the Licensor Confidential Information comparable to those set forth in this Agreement. For purposes of this Agreement, “Licensor Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of the Licensor to the Licensee, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to the Licensee at the time it was disclosed, other than by previous disclosure by or on behalf of the Licensor, as evidenced by the Licensee’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the Licensee by a Third Party who is not subject to obligations of confidentiality to the Licensor with respect to such information; or (iv) is independently developed by the Licensee without the use of or reference to the Licensor Confidential Information, as reasonably demonstrated by documentary evidence.

(b) Licensee Confidential Information. The Licensor agrees that, without the prior written consent of the Licensee, in each case, it will keep confidential, and not disclose or use the Licensee Confidential Information (as defined below) other than for the purposes of exercising its rights or performing its obligations under this Agreement. The Licensor shall treat such Licensee Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. The Licensor may disclose the Licensee Confidential Information only to employees, advisors, consultants, contractors of the Licensor who have a “need to know” such information in order to enable the Licensor to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Licensee Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of the Licensee, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to the Licensor at the time it was disclosed, other than by previous disclosure by or on behalf of the Licensee as evidenced by Licensor’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the Licensor by a Third Party who is not subject to obligations of confidentiality to the Licensee with respect to such information; or (iv) is independently developed by the Licensor without the use of or reference to the Licensee Confidential Information, as reasonably demonstrated by documentary evidence.

(c) Disclosure of Agreement. Each Party whose share capital is publicly traded on a recognized stock exchange may make announcements, publications, presentations, and similar disclosures (i) relating to the general subject matter of this Agreement, (ii) in connection with the marketing or sale of any Licensed Product, (iii) in respect of the progress of the exercise of the License, or (iv) as necessary or required under Applicable Law. Each Party may make disclosure about the terms of this Agreement, material developments or material information generated under this Agreement if such disclosure is required by court order, judicial or administrative process, or required in securities filings with the US Securities and Exchange Commission or equivalent agency outside the United States or by applicable listing rules of any exchange on which a Party’s Affiliate’s securities are traded, except that, in such event, such Party shall promptly inform the other Parties of such required disclosure and provide such Party an opportunity to challenge or limit the disclosure obligations and such Party shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of the disclosed terms, developments or information. The Licensee may disclose the material terms of this Agreement to Sublicensees and to prospective and current business partners, collaborators, and investors, pursuant to appropriate non-disclosure arrangements. If a Party discloses this Agreement or any of the terms hereof in accordance with this section, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party. Except as expressly permitted under this section, no Party will make any public announcement regarding this Agreement without the prior written approval of the other Party.

ARTICLE 7.
PATENT INFRINGEMENT

Section 7.1 Enforcement of Patent Rights.

(a) Notice. In the event any Party becomes aware of any possible or actual infringement or unauthorized possession, knowledge, or use of any Licensed Patent Rights (collectively, an “Infringement”) in the Territory, that Party shall promptly notify the other Parties and provide them with details regarding such Infringement.

(b) Suit by the Licensee. The Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement of Licensed Patent Rights in the Territory. Should the Licensee elect to bring suit against an infringer and the Licensor is joined as party plaintiff in any such suit, the Licensor shall have the right to approve the counsel selected by the Licensee to represent the Licensee and the Licensor, such approval not to be unreasonably withheld or delayed. The expenses of such suit or suits that the Licensee elects to bring, including any expenses of the Licensor incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by the Licensee, and the Licensee shall hold the Licensor free, clear, and harmless from and against any and all costs of such litigation, including attorney’s fees. The Licensee shall not compromise or settle such litigation without the prior written consent of the Licensor, which consent shall not be unreasonably withheld or delayed. In the event the Licensee exercises its right to sue pursuant to this section, it may retain any sums recovered in such suit or in settlement thereof.

(c) Suit by Licensor. If the Licensee does not take action in the prosecution, prevention, or termination of any Infringement in the Territory pursuant to Section 7.1(b) above and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within 90 days after the existence of an Infringement is notified by a Party to the other Parties pursuant to Section 7.1(a) above, the Licensor may elect to do so. Should the Licensor elect to bring suit against an infringer and the Licensee is joined as party plaintiff in any such suit, the Licensee shall have the right to approve the counsel selected by the Licensor to represent the Licensor and the Licensee, such approval not to be unreasonably withheld or delayed. The expenses of such suit or suits that the Licensor elects to bring, including any expenses of the Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by the Licensor and the Licensor shall hold the Licensee free, clear, and harmless from and against any and all costs of such litigation, including attorney’s fees. The Licensor shall not compromise or settle such litigation without the prior written consent of the Licensee, which consent shall not be unreasonably withheld or delayed. In the event the Licensor exercises its right to sue pursuant to this section, it may retain any sums recovered in such suit or in settlement thereof.

(d) Own Counsel. Notwithstanding Sections 7.1(b) and (c), each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 7 by the other Party for Infringement.

(e) Cooperation. Each Party agrees to cooperate fully in any action under this Article 7 which is controlled by another Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance. If a Party lacks standing and another Party has standing to bring any such suit, action or proceeding, then such other Party shall do so at the request of and at the expense of the requesting Party. If a Party determines that it is necessary or desirable for another Party to join any such suit, action or proceeding, the other Party shall execute all papers and perform such other acts as may be reasonably required in the circumstances. The controlling Party shall keep the other Parties regularly informed of the status and progress of all actions taken against Infringements and shall reasonably consider the other Parties’ comments on the strategy and conduct of any such actions.

Section 7.2 Third Party Legal Action against a Party. Each Party will provide the other Parties with prompt notice of any action, suit or proceeding brought against it, alleging the infringement of the intellectual property rights of a Third Party by reason of the development, manufacture, use, sale, importation, or offer for sale of a Licensed Product or otherwise due to the use or practice of the Licensed Technology.

ARTICLE 8.
WARRANTIES

Section 8.1 Representations and Warranties. Each Licensor hereby jointly and severally represents and warrants that (i) the Licensor and/or its Affiliates own or control rights in the Licensed Technology as of the Initial Closing Date; (ii) it has not granted any rights in or to the Licensed Technology which are inconsistent with the rights granted to the Licensee under this Agreement; (iii) it has the right to grant the License granted under this Agreement; (iv) it will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of the Licensed Technology in any way which is inconsistent with the rights granted to the Licensee under this Agreement; and (v) it has no actual knowledge as of the date hereof any legal suit or proceeding by a Third Party against the Licensor contesting the ownership or validity of the Licensed Patent Rights, or claiming that the practice of the Licensed Patent Rights in the manner contemplated by this Agreement would infringe the rights of such Third Party.

The Licensee hereby represents and warrants that the Licensee has the right to grant the license that it purports to grant under Section 2.2 hereof.

Each Party represents and warrants to the other that, as of the date hereof: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and equitable principles, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

Section 8.2 Compliance with Law. The Licensee undertakes that it will comply with and shall ensure that its Sublicensees comply with all Applicable Law relating to the development, registration, manufacturing, use, sale, and commercializing of the Licensed Product and in fulfilling any other obligations hereunder.

Section 8.3 No Warranty. Except as otherwise expressly provided in this Agreement, neither Party makes any warranty with respect to any technology, patents, goods, services, rights, or other subject matter of this Agreement and hereby disclaims warranties of merchantability, fitness for a particular purpose and non-infringement with respect to any and all of the foregoing.

Section 8.4 Insurance. The Licensee, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement. The Licensee shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the Licensor upon request.

Section 8.5 Diligence. The Licensee shall, directly or indirectly, use commercially reasonable efforts to research, develop and commercialize the Licensed Products (including without limitation, applying for and obtaining regulatory approvals) in the Territory.

ARTICLE 9.
TERM AND TERMINATION

Section 9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 9, shall continue in full force and effect until one of the circumstances occurs: (1) upon expiration of the last patent term granted by the Licensor to the Licensee within the Territory; or (2) upon dissolution of the Licensee based on terms for company dissolution.

Section 9.2 Termination.

(a) This Agreement may be terminated by written notice of any Party at any time if the Joint Venture Agreement is duly terminated.

(b) Termination for Default.

(i) In the event that the Licensee commits a material breach of its obligations under this Agreement and fails to cure that breach within 60 days after receiving written notice thereof from the Licensor, the Licensor may terminate this Agreement immediately upon written notice to the other Parties. In the event that the Licensor commits a material breach of its obligations under this Agreement and fails to cure that breach within 60 days after receiving written notice thereof from the Licensee, the Licensee may terminate this Agreement immediately upon written notice to the other Parties. Notwithstanding the foregoing, in the event that any breach is not susceptible of cure within the stated period and the breaching Party uses diligent good faith efforts to cure such breach, the stated period can be extended by an additional 30 days.

(ii) In the event of an uncured material breach by the breaching Party as described in the foregoing paragraph, the non-breaching Party may elect not to terminate this Agreement but, instead, to bring an action against the breaching Party for damages arising from such breach. For the avoidance of doubt, nothing in this Section 9.2(a)(ii) shall limit or restrict in any way all other remedies or rights available under this Agreement or at law or equity to the non-breaching Party.

(c) Bankruptcy. Any Party may terminate this Agreement upon notice to the other Parties if any other Party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within 90 days, or if the other Party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business. Notwithstanding the foregoing, in the event a receiver or trustee (or the like) is appointed in respect of the Licensee, or if the Licensee has entered into a settlement with its creditors, and the Licensee is otherwise meeting its obligations pursuant to this Agreement, the Licensor shall not be entitled to terminate this Agreement as aforesaid during such period.

Section 9.3 Effect of Termination.

(a) Termination of Rights. Upon expiry or termination of the term of this Agreement: (a) the License shall immediately terminate, and the Licensee shall immediately cease any use of the Licensed Technology; (b) any existing agreements that contain a Sublicense of the Licensed Technology shall terminate to the extent of such Sublicense; (c) all rights in and to the Licensed Technology (including the Research Information that the Licensee received from the Licensor under Section 5.1) shall revert to the Licensor, and the Licensee, any Subcontractors or Sublicensee shall not be entitled to make any further use whatsoever of the Licensed Technology and the Research Information; nor shall the Licensee, any Subcontractor or Sublicensee develop, have developed, manufacture, have manufactured, use, offer to sell, sell, have sold, import, otherwise transfer physical possession of or otherwise transfer rights, interests and title to the Licensed Product or any other product that is developed in whole or in part under the rights granted hereunder; (d) the Licensee, all Subcontractors and Sublicensees shall promptly return or destroy, at the instruction of the Licensor, all of the Research Information provided by the Licensor under Section 5.1, all Licensor Confidential Information and all other documents or materials in the possession or control of the Licensee, any Subcontractor or Sublicensee that are derived from, translated from or otherwise created based on the Research Information or that otherwise contain Licensor Confidential Information; (e) the Licensee and all Subcontractors and Sublicensees shall provide such assistance, at the Licensor’s request and cost, as may be reasonably necessary for the Licensor to commence or continue pre-commercializing or commercializing the Licensed Product in the Territory, to the extent the Licensee, any Subcontractor or Sublicensee is then performing or have performed such activities, including transferring or amending, as appropriate, upon request of the Licensor any agreements or arrangements with Third Parties in relation to the Licensed Product in the Territory; to the extent that any such contract between the Licensee with Third Parties is not assignable to the Licensor, the Licensee shall arrange a transition period in which to provide such services with the goal of promptly transitioning the arrangement to the Licensor; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, the Licensor may, at the request of such Sublicensee, decide in its sole discretion to enter into a new license agreement with such Sublicensee.

(b) Accruing Obligations. Termination of this Agreement shall not relieve the Parties of obligations accrued prior to such termination, including obligations to pay amounts accrued hereunder up to the date of termination.

Section 9.4 Survival. The Parties’ respective rights, obligations, and duties under Section 2.2 (Licensee New Developments), Section 2.3 (Licensor New Developments), Section 2.4 (Joint New Developments), Sections 6 (Confidential Information), 7 (Patent Infringement), this Section 9 (Termination), 10 (Miscellaneous), as well as any rights, obligations, and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

Section 9.5 Termination Not Sole Remedy. Termination is not the sole remedy for breach of this Agreement and, whether or not termination is implemented and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

ARTICLE 10.
MISCELLANEOUS

Section 10.1 Publicity Restrictions. Subject to Section 6.1(c), the Licensee, the Affiliates of the Licensee (excluding the Licensor and its Affiliates) and Sublicensees shall not use the name of the Licensor in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement or in connection with the marketing or sale of any Licensed Product, without the prior written consent of Licensor. Subject to Section 6.1(c), the Licensor shall not use the name of the Licensee, the Affiliates of the Licensee (excluding the Licensor and its Affiliates) or Sublicensees in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement, without the prior written consent of the Licensee.

Section 10.2 Notices. All notices, requests, demands, consents, and other communications required or permitted hereunder to be given to a Party shall be in writing and shall be sent by courier or e-mail and addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this Section 10.2.

If to the Licensor:	[***]

If to the Licensee	[***]

Any notice, request, demand, consent and other communication under this Agreement sent in accordance with this Section 10.2 shall be effective (i) if sent by courier, at 10:00 am at the place of the recipient on the third Business Day after it being duly delivered by the sender to a reputable courier (unless it is shown to have been received earlier), and (ii) if sent via e-mail, at the time the e-mail was sent, provided that the sender does not receive an e-mail delivery failure message.

Section 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent.

Section 10.4 Dispute Resolution. All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination (“Dispute”), shall be submitted to the decision of both (i) an appointed director of the Licensor and (ii) an appointed director of the Licensee (collectively, the “Designated Directors”) who shall make their best efforts to settle such matters amicably through good faith discussions. In the event that the Designated Directors fail to reach an agreement with respect to the Dispute within fifteen (15) days after the Dispute was submitted to them, the Dispute shall be submitted to the decision of the chief executive officer of the Parties who shall make best efforts to settle such matters amicably through good faith discussions. In the event that the chief executive officer of the Parties fail to reach an agreement with respect to the Dispute within fifteen (15) days after the Dispute was submitted to them, the Dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section 10.4, and as modified by the following provisions of this Section 10.4: (i) the law of this Section 10.4 shall be the laws of Singapore; (ii) the seat of arbitration shall be Singapore; (iii) the arbitral tribunal shall consist of three (3) arbitrators. The Parties shall nominate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such nomination within fifteen (15) days from the appointment of the second arbitrator, the President of the Court of Arbitration of SIAC shall appoint the presiding arbitrator; (iv) the language of the arbitration shall be English; (v) judgment upon any award and/or order may be entered in any court having jurisdiction thereof; and (vi) when a Dispute occurs and is subject to arbitration under this Section 10.4, except for the matters subject to such Dispute, all Parties shall continue to exercise, perform and fulfil their respective rights, duties and obligations, as the case may be, under and in accordance with the provisions of this Agreement.

Section 10.5 Amendment; Waiver. This Agreement may be amended, modified, superseded, or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. The delay or failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

Section 10.6 No Agency or Partnership. Nothing contained in this Agreement shall give any Party the right to bind another Party or be deemed to constitute a Party as agent for the any other Party or for any third party.

Section 10.7 Assignment and Successors. This Agreement may not be assigned by either Party without the consent of the other Party, except that the Licensor may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent to its Affiliate.

Section 10.8 Interpretation. The parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. This Agreement is prepared in both English and Chinese, provided that the English version will govern in the event of any contradiction between the versions of such agreements.

Section 10.9 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected.

Section 10.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

Section 10.11 Specific Performance. The Parties hereto agree that irreparable damage may occur to the other Party in the event of a Party’s breach or threatened breach of any covenant, obligation or other provision of this Agreement, including any breach of Section 6. Each Party hereto hereby agrees that, in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provisions of this Agreement, the other Party shall be entitled (in addition to any other remedy that may be available to them, including monetary damages) to seek and obtain (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

Section 10.12 Licensor Rights and Consents. For the sake of clarity it is agreed that: (i) any right granted to the Licensor pursuant to this Agreement should be exercised by HTIT Biotech and HTIT Sub jointly unless otherwise agreed between HTIT Biotech and HTIT Sub in writing; (ii) any obligation of the Licensee towards the Licensor pursuant to this Agreement shall be fulfilled towards both of HTIT Biotech and HTIT Sub (or their respective designated Affiliates) and the Licensee shall not be deemed as having discharged such obligation if it has been fulfilled only toward one but not both Licensors; and (iii) any consent required from the Licensor under this Agreement, shall mean the consent of HTIT Biotech and HTIT Sub unless otherwise agreed between HTIT Biotech and HTIT Sub in writing.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Hefei Tianhui Biotech Co., Ltd.		Oramed NewCo, Inc.

By:	/s/ Gao Xiaoming	By:	/s/ Nadav Kidron
Name:	Gao Xiaoming	Name:	Nadav Kidron
Title:	Chairman	Title:	Chairman

Technowl Limited

By:	/s/ Gao Xiaoming
Name:	Gao Xiaoming
Title:	Chairman

EXHIBIT 1

LICENSED PATENT RIGHTS